FORM OF AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment is entered into as of July     , 2007, by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement (as defined below) as may be amended from time to time (individually and collectively the “Account”),                                                   (“Underwriter”) and                                                   (“Adviser”).

RECITALS

WHEREAS, the parties entered into a Participation Agreement dated                              (the “Agreement”);

WHEREAS, pursuant to the Agreement among the funds listed on Schedule A of the Agreement (the “Funds”), the Company, Underwriter and Adviser, the Company invests in shares of certain of the Funds as funding vehicles for Accounts that issue variable annuity products to persons that are registered owners of such products on the books and records of the Company, and the Company, through the Account, maintains on the books of the Funds one or more account(s) that hold Shares of the Funds; and

WHEREAS, the parties desire to amend the Agreement to reflect additional requirements with respect to Rule 22c-2 of the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Underwriter, Adviser and the Company hereby agree to amend the Agreement as follows:

1. Amendments.

(a) Paragraph 1.10 of the Agreement is deleted and replaced with the following:

1.10 The Company acknowledges that, if it invests in Funds that assess redemption fees, and Contract Owners hold indirect beneficial interests in the Funds through the Company’s Accounts that are not exempt from such fees, it has in place policies, procedures and internal controls suitably designed to assess such fees and agrees to assess the fees and forward the fees to the Fund’s agent.

(b) New Sections 1.15, 1.16, 1.17 and 1.18 are added to the Agreement as follows:

1.15 Agreement to Provide Information. The Company agrees to provide the Funds, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the Account and the amount, number of Shares, date, name, or other identifier of any investment professional(s) associated with the Shareholder(s) or Account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account maintained by the Company during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. The Funds may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

(ii) Form and Timing of Response. The Company agrees to provide, promptly upon request of the Funds or their designee, but in any event not later than 5 business days after receipt of a request, the requested information specified in paragraph 1(a) above. If requested by the Funds or their designee, the Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received an information request is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Funds or their designee, promptly either: (i) provide (or arrange to have provided) the information requested above for those Shareholder(s) who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares of the Funds. The format for any transaction information provided to the Funds should be consistent with the NSCC Standardized Data Reporting Format or, as mutually agreed to by the parties, an electronically readable database files (e.g., an Excel worksheet).

(iii) Limitations on Use of Information. The Funds agree not to use the information received for marketing or any other similar purpose without the prior written consent of the Company. The Funds agree to handle the information received in compliance with applicable federal and state privacy laws and regulations, including without limitation security breach notification and disposal of information requirements.

1.16 Agreement to Restrict Trading. The Company agrees to execute written instructions from the Funds to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Funds as having engaged in transactions of the Funds’ Shares (directly or indirectly through the Account) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds, including, without limitation, the Funds’ excessive trading and market timing policies.

(i) Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. The Company agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Company.

(iii) Confirmation by the Company. The Company must provide written confirmation to the Funds that instructions have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

(iv) Limitation on Enforcement of Fund Policies. Any such restrictions or prohibitions shall not apply to the following purchases, redemptions, transfers or exchanges that are effected directly or indirectly through the Company: (A) purchases of Shares (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, asset allocation programs, or automatic rebalancing programs or (ii) pursuant to a Contract death benefit, one-time step-up in Contract value pursuant to a Contract death benefit, allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract, or pre-arranged transfers at the conclusion of a required free look period; (B) redemptions of Shares (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract; and (C) automated scheduled transfers or exchanges of Shares, such as through a “dollar cost averaging” program, asset allocation program, or periodic “account rebalancing” program, or pursuant to (A) or (B) above.

(v) Address for Instructions. Unless otherwise agreed to by the parties hereto, instructions must be received by the Company at the following address, or such other address that the parties may agree to in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Teachers Insurance and Annuity Association of America

8500 Andrew Carnegie Blvd.

Mail Stop: 8500/N4

Charlotte, NC 28262

Attn.: Patrick Nelson

Telephone: (704) 988-6121

Facsimile: (704) 988-1761

1.17 Definitions. For purposes of this Agreement:

(i) The term “Fund” includes the mutual funds noted in the recital to this Amendment and such Funds’ principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the 1940 Act that are held by the Company directly or indirectly through the Accounts.

(iii) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Company or by an Account.

1.18 Limitation of Liability. Nothing herein, nor any action or inaction by the Company, shall be construed as, or infer that the Company has undertaken any duty or obligation, other than that already imposed upon it pursuant to applicable law or regulation, whether expressed or implied, at law or in equity, to detect abusive trading activities pursuant to the Funds’ abusive trading procedures.

2. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3. Appendices, Schedules and Exhibits Incorporated. All appendices and schedules referenced in this Amendment are incorporated herein.

4. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

5. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

[ ]	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on behalf of itself and each segregated asset account set forth on Schedule A

By:	By:
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Title:	Title:

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